Exhibit 99.1

Contact:

Stacey Peterson

Chief Financial Officer
714/241-0303

TTM TECHNOLOGIES, INC. REPORTS INCREASED REVENUES AND
EARNINGS IN THE SECOND QUARTER OF 2004

SANTA ANA, CA – July 29, 2004 – TTM Technologies, Inc. (Nasdaq: TTMI), a leading manufacturer of time-critical and technologically advanced printed circuit boards, today reported results for the second quarter ended June 28, 2004.

Second-Quarter Results

“We achieved yet another period of expanded revenues and earnings in the second quarter of 2004,” said Kent Alder, President and CEO of TTM Technologies.  “Market conditions remained favorable, and we continued to capture an increased share of the market.  Additionally, the second quarter’s cash flow from operations of $14.1 million represented our sixteenth consecutive quarter of positive cash flow from operations—every quarter since we have been a public company.”

Second quarter 2004 revenue increased 50 percent to $61.6 million, compared to $41.0 million for the second quarter of 2003.  Sequentially, from the first quarter of 2004 to the second quarter, revenues increased $3.9 million, or 7 percent.

For the second quarter of 2004, quick-turn business represented 22 percent of total revenues, compared to 29 percent for the second quarter of 2003 and 24 percent for the first quarter of 2004.  The percentage declined due to higher growth in our standard volume products and a lower ramp-to-volume portion of our quick-turn business, at the end of the second quarter.

Gross margins increased to 31.0 percent for the second quarter of 2004, compared to 15.7 percent for the second quarter of 2003 and 30.0 percent for the first quarter of 2004.  This margin improvement reflects TTM’s significant operating leverage as well as a favorable product mix, as reflected in our increased layer count, and strong operating efficiency.

TTM posted an operating profit of $11.0 million for the second quarter of 2004, compared to an operating profit of $735,000 for the second quarter of 2003 and an operating profit of $10.4 million for the first quarter of 2004.  The second quarter of 2004 included a pretax restructuring charge of $855,000 to write down the value of the Burlington property, which we closed two years ago and are holding for sale.

Net income for the second quarter of 2004 was $6.9 million, or $0.17 per diluted share, compared with net income of $6.5 million, or $0.15 per diluted share, for the first quarter of 2004, and net income of $432,000, or $0.01 per diluted share, for the second quarter of 2003.  The non-cash restructuring charge reduced second quarter 2004 after-tax earnings by $539,000, or $0.01 per share.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2004 was $13.5 million, up from $3.1 million for the second quarter of 2003 and $12.8 million for the first quarter of 2004.

Financial Strength

“Our balance sheet continued to strengthen in the second quarter,” continued Alder. Compared to the first quarter of 2004, cash and short-term investments increased $9.9 million, to $47.1 million at the end of the second quarter.  Debt declined to $6.7 million at the end of the second quarter from $7.8 million at the end of the first period.  TTM’s $25 million revolving credit facility remained undrawn at the end of the quarter.

Outlook

“With healthy bookings and broad-based customer input confirming that market conditions remain favorable, we expect solid revenue and earnings in the third quarter of 2004,” concluded Alder.  For the third quarter of 2004, TTM is estimating revenues of $62 million to $64 million and earnings of $0.18 to $0.20 per share.

Conference Call/Webcast

TTM Technologies, Inc. is a leading supplier of time-critical and technologically advanced printed circuit boards to original equipment manufacturers and electronics manufacturing services companies.  TTM stands for time-to-market, representing how the company’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market.

The company will conduct a conference call to discuss its second-quarter performance and outlook today at 4:30 p.m. Eastern/1:30 p.m. Pacific time.  The call will be simulcast and available for replay until August 5, 2004, on the company’s Web site, www.ttmtech.com.

This release contains forward-looking statements that relate to future events or performance.  These statements reflect the company’s current expectations, and the company does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other company statements will not be realized.  Furthermore, readers are cautioned that these statements involve risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from the forward-looking statements.  These risks and uncertainties include, but are not limited to, the company’s dependence upon the electronics industry, the company’s dependence upon a small number of customers, general economic conditions and specific conditions in the markets TTM addresses, the unpredictability of and potential fluctuation in future revenues and operating results, increased competition from low-cost foreign manufacturers, and other “Risk Factors” set forth in the company’s most recent Registration Statement on Form S-3, and 10-K.

- Tables Follow -

TTM TECHNOLOGIES, INC.

Selected Unaudited Financial Information

(In thousands, except per share data)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2004	2003	2004	2004	2003

Net sales	$61,595	$41,047	$57,696	$119,291	$80,681
Cost of goods sold	42,519	34,601	40,416	82,935	69,709

Gross profit	19,076	6,446	17,280	36,356	10,972

Operating expenses:
Selling and marketing	3,118	2,644	3,041	6,159	5,189
General and administrative	3,812	2,766	3,508	7,320	5,580
Amortization of intangibles	301	301	300	601	601
Restructuring charges	855	—	—	855	203
Total operating expenses	8,086	5,711	6,849	14,935	11,573

Operating income (loss)	10,990	735	10,431	21,421	(601)

Interest expense	(107)	(152)	(120)	(227)	(307)
Amortization of debt issuance costs	(26)	(23)	(27)	(53)	(39)
Interest income and other, net	116	88	92	208	165

Income (loss) before income taxes and extraordinary item	10,973	648	10,376	21,349	(782)
Income tax benefit (provision)	(4,063)	(216)	(3,850)	(7,913)	240

Net income (loss) before extraordinary item	6,910	432	6,526	13,436	(542)

Extraordinary gain	—	—	—	—	824

Net income	$6,910	$432	$6,526	$13,436	$282

Earnings per common share before extraordinary item:
Basic	$0.17	$0.01	$0.16	$0.33	$(0.01)
Diluted	0.17	0.01	0.15	0.32	(0.01)

Earnings per common share:
Basic	0.17	0.01	0.16	0.33	0.01
Diluted	0.17	0.01	0.15	0.32	0.01

Weighted average common shares:
Basic	40,759	39,854	40,605	40,683	39,808
Diluted	41,851	40,549	42,181	42,014	39,808

SELECTED BALANCE SHEET DATA

	June 28, 2004	December 31, 2003
Cash and short-term investments	$47,069	$31,745
Accounts receivable, net	35,918	28,519
Inventories, net	9,409	8,617
Total current assets	96,580	74,887
Net property, plant and equipment	45,096	43,536
Other assets	80,897	87,434
Total assets	222,573	205,857

Current maturities of long-term debt	$4,444	$4,444
Other current liabilities	22,050	18,091
Long-term liabilities	3,077	4,995
Shareholders’ equity	193,002	178,327
Total liabilities and shareholders’ equity	222,573	205,857

SUPPLEMENTAL DATA

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2004	2003	2004	2004	2003
EBITDA	$13,491	$3,084	$12,812	$26,303	$4,882
EBITA	$11,436	$1,124	$10,852	$22,288	$989

Gross margin	31.0%	15.7%	30.0%	30.5%	13.6%
EBITDA margin	21.9	7.5	22.2	22.0	6.1
Operating margin	17.8	1.8	18.1	18.0	(0.7)

End Market Breakdown:

	Second Quarter
	2004	2003

Networking/communications	42.7%	38.5%
High-end computing	27.9	38.2
Industrial/medical	18.8	10.3
Computer peripherals	4.2	7.6
Handheld	2.8	2.1
Other	3.6	3.3

RECONCILIATIONS*

	Second Quarter		First Quarter	First Two Fiscal Quarters
	2004	2003	2004	2004	2003
EBITA/EBITDA reconciliation:
Net income	$6,910	$432	$6,526	$13,436	$282
Add back items:
Income taxes	4,063	216	3,850	7,913	(240)
Interest expense	107	152	120	227	307
Amortization of debt issuance costs	26	23	27	53	39
Amortization of intangibles	330	301	329	659	601
EBITA	11,436	1,124	10,852	22,288	989

Depreciation expense	2,055	1,960	1,960	4,015	3,893
EBITDA	$13,491	$3,084	$12,812	$26,303	$4,882

* This information provides a reconciliation of EBITA/EBITDA to the financial information in our consolidated statements of operations.

“EBITDA” means earnings before interest expense, income taxes, depreciation and amortization.  “EBITA” means earnings before interest expense, income taxes and amortization.  We present EBITDA / EBITA to enhance the understanding of our operating results.  EBITDA / EBITA is a key measure we use to evaluate our operations.  In addition, we provide our EBITDA / EBITA because we believe that investors and securities analysts will find EBITDA / EBITA to be a useful measure for evaluating our operating performance and comparing our operating performance with that of similar companies that have different capital structures and for evaluating our ability to meet our future debt service, capital expenditures, and working capital requirements.  However, EBITDA / EBITA should not be considered as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with accounting principles generally accepted in the United States.